COTY ANNOUNCES NEW CEO AND BOARD CHANGES

New York - November 12, 2018 - Coty Inc. (NYSE: COTY) today announced the resignation of Camillo Pane, current CEO of Coty, for family reasons and the appointment of Pierre Laubies as the new CEO of Coty, effective immediately.

Bart Becht, Chairman of Coty, said: “We are very grateful for Camillo’s many contributions to Coty during his time as CEO. His leadership was critically important during Coty’s integration of the P&G Specialty Beauty Business. Following the transaction, Camillo greatly accelerated the growth of the Luxury and Professional businesses, built a much stronger management team and delivered on the synergy commitments associated with the transaction. We are all very thankful for Camillo’s valued service, his exemplary leadership and his passion for beauty and Coty’s brands and people over the last years.”

This also announces the appointment of Pierre Laubies as a director of Coty, effective immediately. Pierre has a wealth of operational and financial experience in the consumer packaged goods industry gained from his time at both Mars and Jacobs Douwe Egberts (JDE). Until recently, Pierre was CEO of JDE, a leading player in the global coffee category. At JDE, he successfully integrated the ex Mondelez coffee business fully realizing the associated synergies and reducing the debt burden of the JDE company.

The Board today is commencing a renewal process to bring new perspectives to the company and strengthen independent director representation. Specifically, the Board has agreed and started a process to add two new independent Board members with deep commercial and financial experience. In addition, Peter Harf is taking over the Chairman role from Bart Becht effective immediately and the Board has decided to appoint Erhard Schoewel as its Lead Independent Director.

About Coty
Coty is one of the world’s largest beauty companies with over $9 billion in revenue, an iconic portfolio of brands and a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL, Max Factor, Bourjois and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

CONTACTS

Investor Relations
Christina Frank
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christina_frank@cotyinc.com

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Jennifer Friedman
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Esra Erkal-Paler
+44 7771 740 311
Esra_Erkal-Paler@cotyinc.com